Exhibit 10.1

FS SPECIALTY LENDING ADVISOR, LLC

November 7, 2025

FS Specialty Lending Fund

201 Rouse Boulevard

Philadelphia, Pennsylvania 19112

Ladies and Gentlemen:

FS Specialty Lending Advisor, LLC (the "Adviser") and FS Specialty Lending Fund (the "Fund"), a closed-end management investment company registered under the Investment Company Act of 1940, have entered into an Investment Advisory Agreement, dated as of October 28, 2025 (the "Advisory Agreement"), pursuant to which the Adviser has agreed to furnish investment advisory services to the Fund on the terms and subject to the conditions of the Advisory Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Advisory Agreement.

The Advisory Agreement provides, among other things, that (i) for each quarter ending before the Listing Date, the Base Management Fee shall be calculated at an annual rate of 1.75% of the Fund’s average daily gross assets and the Incentive Fee shall be calculated based on a percentage of Pre-Incentive Fee Net Investment Income, subject to the Pre-Listing Hurdle Rate (such fees payable for each quarter ending before the Listing Date, the “Pre-Listing Fee Rates”), and (ii) for each quarter ending after the Listing Date, the Base Management Fee shall be calculated at an annual rate of 1.50% of the Fund’s average daily gross assets and the Incentive Fee shall be calculated based on a percentage of Pre-Incentive Fee Net Investment Income, subject to the Post-Listing Hurdle Rate (such fees payable for each quarter ending after the Listing Date, the “Post-Listing Fee Rates”).

The Listing Date is expected to be on or about November 13, 2025.

This letter confirms that, for the period from October 28, 2025 to the Listing Date, to the extent that the application of the Pre-Listing Fee Rates would result in an amount of Base Management Fee and Incentive Fee, in the aggregate, payable for such period (the “Applicable Fee”) that is less than the Management Fee and Incentive Fee, in the aggregate, that would be payable pursuant to the Post-Listing Fee Rates, the Adviser will waive a portion of the Base Management Fee and/or Incentive Fee, such that the Base Management Fee and Incentive Fee, in the aggregate, paid by the Fund for the period from October 28, 2025 to the Listing Date shall not exceed the Applicable Fee.

Please acknowledge the foregoing by signing the enclosed copy of this letter in the space provided below and returning the executed copy to the Adviser.

Sincerely,

FS SPECIALTY LENDING ADVISOR, LLC

By:	/s/ Stephen S. Sypherd
	Name:	Stephen S. Sypherd
	Title:	General Counsel

CONFIRMED AND ACCEPTED:

FS SPECIALTY LENDING FUND

By:	/s/ Stephen S. Sypherd
	Name:	Stephen S. Sypherd
	Title:	General Counsel

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